Exhibit 10.14

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (the  “Agreement”) is  made and  entered into  as  of November __, 2014 by MD Energy, LLC, a Nevada limited liability company, which has a mailing address at 9291 9th Street, Rancho Cucamonga, California 91730 (“MDE” or “Seller”), Daniel  Mitchell and Andrea Mitchell (collectively, the “MDE Members”), and Solar3D, Inc., a Delaware corporation (“Buyer” or “Company”), with respect to the following facts:

R E C I T A LS

A.	The MDE Members own 100% of the membership interests of MDE.

B.	MDE is engaged in energy, infrastructure, electrical and building construction (the “Business”).

C.
The Company desires to acquire from Seller and Seller desires to sell certain of the properties and assets and the business and good will (including all intellectual property) of Seller, and Seller desires to sell such assets on the terms and subject to the conditions set forth herein (such transaction and related transactions as contemplated by this Agreement, the “Transaction”).

NOW, THEREFORE, for good and valuable consideration the receipt and sufficiency of which are hereby acknowledged by the parties to this Agreement, and in light of the above recitals to this Agreement, the parties to this Agreement hereby agree as follows:

1.    Sale and Purchase.

1.1        Transfer of Assets.  Upon and subject to the terms and conditions herein stated, Buyer shall acquire from Seller, and Seller shall transfer, assign and convey to Buyer, the tangible and intangible assets of Seller described on the attached Exhibit A, which are referred to collectively hereafter as the "Assets".  The Assets shall include Seller's cash and cash equivalents or accounts receivable, subject to the provisions of Section 5.7.  Each of the Assets shall be transferred, assigned and conveyed by appropriate instruments reasonably satisfactory to Buyer.  Buyer shall take possession of the Assets at their current location, which is at Seller's principal place of business.

1.2        Allocation.  The purchase price for the Assets shall be allocated as set forth on Exhibit B (the "Allocation"), to be agreed upon and completed prior to the Closing, as hereinafter defined.  Each of the parties shall report this transaction for state and federal tax return purposes in accordance with the Allocation and shall not file any tax return or report (including IRS Form 8594) or otherwise take a position with federal or state tax authorities which is inconsistent with such Allocation.  The Allocation is intended to comply with Section 1060 of the Internal Revenue Code of 1986, as amended (the "Code") and the regulations promulgated thereunder.

1.3        Assumed Liabilities.  In addition to the Purchase Price, Buyer shall assume by an undertaking (the “Undertaking”) as of the Closing, (i) liabilities and obligations under the Assumed Agreements (defined in Exhibit A)  but only to the extent such liabilities or obligations arise from goods or services received by Buyer on or after the Closing or arise from goods or services to be provided by Buyer on or after the Closing and, in each case, to the extent such Assumed Agreements are properly assigned to Buyer and are not the result of any failure of timely payment or performance by Seller prior to the Closing or any breach by Seller of the Assumed Agreements, and (ii) trade accounts payable to vendors and suppliers for products or services set forth on Schedule 1.3(ii), but only to the extent such payables are included as current liabilities in determining Net Working Capital (defined below), but no other liabilities or obligations whatsoever.  The specific liabilities to be assumed by Buyer pursuant to this Section 1.3 are hereinafter sometimes collectively referred to as the “Assumed Liabilities”.

1.4        Excluded Liabilities.  Anything in this Agreement to the contrary notwithstanding, Seller shall be responsible for all liabilities and obligations not expressly assumed by Buyer under this Agreement, and Buyer shall not assume, or in any way be liable or responsible for, any liabilities or obligations of Seller except as specifically provided in Section 1.3.

1.5        Sale and Purchase of Assets.  In consideration for the Purchase Price (as defined in Section 1.5 of this Agreement) and the other covenants of the Company in this Agreement, Seller agrees to sell to Buyer, and Buyer agrees to purchase from Seller, on the Closing Date (as defined in Section 4.1 of this Agreement) the Assets.

1.6        Purchase Price.  As consideration for the sale by Seller of the Assets to the Company on the Closing Date, the Company will pay to Seller $3,800,000 plus or minus the applicable Working Capital Surplus or Working Capital Deficit (each as defined below) (the “Purchase Price”), $1,000,000 of which is payable in cash at the Closing, as defined in Section 4.1 of this Agreement (the “Cash Payment”), and $2,800,000 of which is payable in installments over a period of five years after the Closing Date, as defined in Section 4.1 of this Agreement, pursuant to a convertible promissory note bearing simple interest the rate of 4% per annum (the “Note”) in the form of the promissory note attached to this Agreement as Exhibit C.   The Note will be unsecured.   The Cash Payment will be made to Seller by wire transfer or cashiers or certified check made payable to Seller at the Closing. In the event of a Working Capital Surplus (defined below), Buyer shall pay to Seller the Working Capital Surplus by wire transfer or cashier or certified check made payable to Seller, within thirty (30) days after the Closing.  In the event of a Working Capital Deficit (defined below), the principal amount of the Note shall be reduced by the amount of the Working Capital Deficit.  At the Closing, Buyer will deliver the Cash Payment and the executed Note to Seller.

(a)	For purposes of this Agreement:
i.
“Current Assets” means the current assets of Seller as determined in accordance with U.S. generally accepted accounting principles, but only to the extent included in the Assets being sold to Buyer pursuant to this Agreement.

ii.
“Current Liabilities” means the current Liabilities of Seller as determined in accordance with U.S. generally accepted accounting principles, but only to the extent included in the Assumed Liabilities being assumed by Buyer pursuant to this Agreement.

iii.	“Working Capital” means an amount equal to (a) the amount of the Current Assets, minus (b) the amount of the Current Liabilities.

iv.	“Working Capital Deficit” means the amount by which the Working Capital as of the Closing is less than $~~[~~200,000~~]~~.

v.	“Working Capital Surplus” means the amount by which the Working Capital as of the Closing is greater than $~~[~~200,000~~]~~.

(b)
Working Capital Determination.  Within thirty (30) days after the Closing, Buyer and Seller shall jointly prepare a calculation of the Working Capital Surplus, if any, and Working Capital Deficit, if any, in each case as of the Closing (the “Closing Statement”).  The Closing Statement, and the components thereof, will be determined using generally accepted accounting methods as historically applied by Seller.

2.             Covenant to Remain Employees of MDE.

As an inducement to Buyer to enter into and to perform its obligations under this Agreement, the MDE Members covenant to enter into employment agreements with Buyer in substantially the form attached here as Exhibit E (each an “Employment Agreement”).  In the event that Danny Mitchell (“Terminating Seller”) voluntarily resigns as an employee of MDE, unless the Terminating Seller resigns or terminates his employment with MDE due to death, disability rendering the Terminating Seller unable to work, or a constructive termination of the Terminating Seller’s employment by Buyer, or is involuntarily terminated as an employee of MDE for cause, in either case prior to the three (3) year anniversary of the Closing, then Buyer will have the sole right, exercisable at any time within one year after such termination, to either (i) cause an immediate conversion of all or any portion of the outstanding balance of the Note into shares of Buyer’s common stock in accordance with the terms and conditions of the Note or (ii) prepay all or any portion of the outstanding balance of the Note in cash; provided, that in the event of any such conversion of the Note, all common stock issued pursuant to such a conversion will be subject to a two year lock-up whereby Seller will not be able to transfer, hypothecate, assign or sell any of those shares for two years after receipt of them.  In any event, Seller will, with respect to the resale by any of them of any of the shares of Buyer’s common stock issued to them at any time pursuant to any conversion of any portion of the outstanding balance of their Notes, be subject to the restrictions, conditions and requirements applicable to an affiliate of Buyer under Rule 144 of the Securities Act of 1933, as amended, even if Seller or the MDE Members are no longer technical affiliates of Buyer.

3.             Other Covenants.

3.1        Covenant Not to Compete. As a material inducement for Buyer to enter into this Agreement, the MDE Members agree that during the term of their employment or directorship or consultancy with MDE or the Company (collectively, their “Engagement”), and for a period of three (3) years after the termination of their Engagement (the “Non-Competition Period”), they covenant and agree that each of them shall not, directly or indirectly own, manage, operate, participate in, produce, represent, distribute and/or otherwise act on behalf of any person, firm, corporation, partnership or other entity which involves photovoltaic solar energy (the “Competitive Business”) anywhere  within  the  United  States,  its  possessions  and  territories,  Canada  or  Mexico (collectively, the “Territory”); or hire any employee or former employee of Buyer or MDE to perform services in or involving the Competitive Business, unless the individual hired shall have departed Buyer's or MDE’s employment at least twelve (12) months prior to the hiring.   The Non-Competition Period will, however, be one year instead of three years with respect to a Terminating Seller if (i) that Seller’s employment is involuntarily terminated (i.e., by the Company) without “cause” or (ii) in the event of a material breach of Buyer’s payment obligations under the Note.    For the purpose of this Agreement, “cause” means Seller commits a material breach of this Agreement or his Engagement agreement with the Company, which breach is not cured within ten (10) days of written notice thereof, or fraud, willful misconduct, gross negligence, a felony criminal act, or a breach of his fiduciary duty to the Company during the term of his Engagement with the Company.  The MDE Members further covenant and agree that during the Non-Competition Period, they will not directly or indirectly solicit or agree to service for their benefit or the benefit of any third-party, any of Buyer’s or MDE’s customers. Notwithstanding the foregoing, nothing in this Section 3.1 shall prohibit them from owning, managing, operating, participating in the operation of, or advising, consulting or being employed by any entity that is not involved in the Competitive Business. The MDE Members acknowledge and agree that Buyer will expend substantial time, talent, effort and money in marketing, promoting, managing, selling and otherwise exploiting the businesses Buyer and MDE operate, in part by virtue of Buyer’s acquisition of the Assets pursuant to this Agreement, that MDE Members are all of the members of MDE, that they are receiving a substantial benefit from the transactions contemplated hereunder and that the benefit received by Buyer and them in agreeing to be bound by this Section 3.1 are a material part of the consideration for the transactions contemplated by this Agreement.    The parties recognize that this Section 3.1 contains conditions, covenants, and time limitations that are reasonably required for the protection of the business of MDE and Buyer.  If any limitation, covenant or condition shall be deemed to be unreasonable and unenforceable by a court or arbitrator of competent jurisdiction, then this Section 3.1 shall thereupon be deemed to be amended to provide for modification of such limitation, covenant  and/or condition to such extent as the court or arbitrator shall find to be reasonable and such modification shall not affect the remainder of this Agreement.   The MDE Members acknowledge that, in the event an MDE Member breaches this Agreement, money damages will not be adequate to compensate Buyer for the loss occasioned by such breach. The MDE Members therefore consent, in the event of such a breach, to the granting of injunctive or other equitable relief against the MDE Members by any court of competent jurisdiction.

3.2        Seller to Change Name.  On the Closing Date, Seller will file an appropriate amendment to its Articles of Organization to change its name to a name that is not similar to Seller or the Company, and shall not further change or amend its name or use any trade or fictitious name.

3.3        Filing of Sales Tax Returns. Seller shall file with all appropriate authorities its final sales tax returns within thirty (30) days after the Closing Date, or such earlier date as such returns are due.  Any liabilities or obligations resulting therefrom, including, without limitation, due to audits of said returns, shall be the liability and obligation of Seller and the MDE Members, and Buyer shall have no obligation whatsoever with respect thereto.

3.4        Notice to Customers.  At Closing, Seller and Buyer shall sign a letter on Seller’s letterhead advising Seller’s customers of the sale of Seller’s business and instructing such customers to pay outstanding payables owing to Seller to Buyer, in form satisfactory to Buyer.

3.5        Bulk Sales Laws.  Seller and the MDE Members shall be responsible for compliance with any applicable bulk sales law.  Seller and the Members represent and warrant that Seller's principal business is not the sale of inventory from stock.  The MDE Members shall indemnify and hold Buyer harmless against any and all claims, losses, liabilities and damages and any and all costs and expenses, which Buyer may incur as a result of or arising out of any failure by the parties to comply with any bulk sales law.

4.             Closing and Further Acts.

4.1        Time and Place of Closing.   Upon satisfaction or waiver of the conditions set forth in this Agreement, the closing of the Transaction (the “Closing”) will take place in Santa Barbara, California at 11:00 a.m. (local time) on the date that the parties may mutually agree in writing, but in no event later than February 28, 2015 (the “Closing Date”), unless extended by mutual written agreement of the parties.

4.2        Actions at Closing. At the Closing, the following actions will take place:

(a)        Buyer will pay to Seller the Purchase Price as provided in Section 1.5 of this Agreement by delivery of (i) cash in the amount of the Cash Payment which will be deposited in a single account designated by Seller in writing delivered to Buyer prior to the Closing, and (ii) an executed Note.

(b)        Seller will deliver to the Company an executed Bill of Sale in the form attached as Exhibit D.

(c)        MDE will deliver to Buyer copies of necessary resolutions of the Board of Managers of MDE authorizing the execution, delivery, and performance of this Agreement and the other agreements contemplated by this Agreement, which resolutions have been certified by an officer of MDE as being valid and in full force and effect.

(d)        Buyer will deliver to MDE copies of corporate resolutions of the Board of Directors  of  Buyer  authorizing  the  execution,  delivery  and  performance  of  this Agreement and the other agreements contemplated by this Agreement, which resolutions have been certified by an officer of Buyer as being valid and in full force and effect.

(e)        MDE  will  deliver  to  the  Buyer  true  and  complete  copies  of  MDE’s Articles of Organization and a Certificate of Good Standing from the Secretary of State of Nevada, which certificate and certificate of good standing are dated not more than 30 days prior to the Closing Date.

 (f)        Delivery of any additional documents or instruments as a party may reasonably request or as may be necessary to evidence and effect the sale, assignment, transfer and delivery of the Assets to Buyer.

4.3       Actions Pre-Closing.  Seller and the MDE Members will at all times prior to and after the Closing cooperate fully with Buyer and Buyer’s officers, directors, representatives, accountants and lawyers to enable Buyer to conduct thorough due diligence of MDE and to enable MDE to prepare and have audited all financial statements deemed necessary by Buyer to comply with all of its reporting obligations with the Securities and Exchange Commission, including without limitation the preparation and filing of its Reports on Form 8-K within four (4) business days after the Closing, without audited financial statements, and with audited financial statements within seventy-one (71) days after the Closing, subject to the provisions of Section 4.5 of this Agreement.

4.4       Actions Post Closing. The MDE Members will at all times after the Closing cooperate fully with Buyer and Buyer’s officers, directors, representatives, accountants and lawyers to complete the preparation and audit of all financial statements of Buyer and MDE deemed necessary or appropriate by Buyer, and to enable Buyer to comply with all of its reporting obligations with the Securities and Exchange Commission.

4.5           Costs of Financial Audit of MDE.  Buyer will bear the costs of the 2013 audit of MDE financial statements, except that MDE will reimburse Buyer for the total cost of the audit (not to exceed $25,000), as invoiced by the auditor, if any of the following events occur: (i) the audit cannot be completed due to the lack of reasonable cooperation from Seller, the MDE Members or MDE’s personnel, or (ii) the audited financials and records of MDE are, in the opinion of the certified auditors, materially and adversely different than those presented to the Buyer prior to the date of this Agreement, or (iii) Seller or the MDE Members refuse to proceed with the Closing and Buyer is ready, willing and able to proceed with the Closing, or Seller or the MDE Members otherwise materially breach this Agreement. With the exception of possible audit fee reimbursement, under no circumstances will either Buyer or Seller or the MDE Members be due any termination expenses in connection with this Agreement.

5.             Representations and Warranties of the MDE Members and Seller.

Except as set forth on the Disclosure Schedules, attached hereto as Exhibit F, the MDE Members and Seller represent and warrant, jointly and severally, as of the date hereof, to Buyer as follows:

5.1        Power and Authority; Binding Nature of Agreement.  The MDE Members and Seller have full power and authority to enter into this Agreement and to perform their obligations hereunder. The execution, delivery, and performance of this Agreement by MDE have been duly authorized by all necessary action on its part.   Assuming that this Agreement is a valid and binding obligation of each of the other parties hereto, this Agreement is a valid and binding obligation of the MDE Members and Seller, except as may be limited by bankruptcy, moratorium, insolvency or other similar laws generally affecting the enforcement of creditors’ rights, and the effect or availability of rules of law governing specific performance, injunctive relief or other equitable remedies (regardless of whether any such remedy is considered in a proceeding at law or in equity).

5.2        Subsidiaries.   There is no corporation, general partnership limited partnership, joint venture, association, trust or other entity or organization that MDE directly or indirectly controls or in which MDE directly or indirectly owns any equity or other interest.

5.3        Good Standing.  MDE (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized, (ii) has all necessary power and authority to own its assets and to conduct its business as it is currently being conducted, and (iii) is duly qualified or licensed to do business and is in good standing in every jurisdiction (both domestic and foreign) where such qualification or licensing is required.

5.4        Financial Statements.  MDE has delivered to Buyer the following compiled unaudited financial statements and will cooperate with Buyer to prepare audited versions of the following financial statements prior to the Closing (the “MDE Financial Statements”):  (i) the unaudited compiled balance sheets of MDE as of December 31, 2013 and September 30, 2014, (ii) the unaudited statements of income for the year ended December 31, 2013, the unaudited statements of income for the nine months ended September 30, 2014 and the (iii) unaudited statements of retained earnings and members’ equity as of September 30, 2014.  Except as stated therein or in the notes thereto, the MDE Financial Statements:  (a) present fairly the financial position of MDE as of the respective dates thereof and the results of operations and changes in financial position of MDE for the respective periods covered thereby; and (b) have been prepared in accordance with MDE’s normal business practices applied on a consistent basis throughout the periods covered.

5.5        Capitalization.  The MDE Members own 100% of MDE’s membership interests, and there are no options, warrants or other rights to acquire any ownership interest in MDE, except as set forth in this Agreement.  The existing membership interests were issued to the MDE Members in full compliance with all applicable federal, state, local and foreign securities laws and other laws.

5.6        Absence of Changes.  Except as otherwise set forth on Schedule 5.6 hereto or otherwise disclosed to and acknowledged by Buyer in writing prior to the Closing, since August 31, 2014:

(a)       There has not been any material adverse change in the business, condition, assets,  operations  or  prospects  of  MDE  and  no  event  has  occurred  that is reasonably likely to have a material adverse effect on the business, condition, assets, operations or prospects of MDE.

(b)       MDE has not repurchased, redeemed or otherwise reacquired any of its membership interests or other securities.

(c)       MDE has not sold or otherwise issued any of its membership interests.

(d)       MDE has not amended its articles of organization, , operating agreement or other charter or organizational documents, nor has it effected or been a party to any merger, recapitalization, reorganization or similar transaction.

(e)       MDE has not formed any subsidiary or contributed any funds or other assets to any subsidiary.

(f)        MDE has not purchased or otherwise acquired any material assets, nor has it leased any assets from any other person, except in the ordinary course of business consistent with past practice.

(g)       MDE has not made any capital expenditure outside the ordinary course of business or inconsistent with past practice.

(h)       MDE has not sold or otherwise transferred any material assets to any other person, except in the ordinary course of business consistent with past practice and at a price equal to the fair market value of the assets transferred.

(i)        There has not been any material loss, damage or destruction to any of the material properties or assets of MDE (whether or not covered by insurance).

(j)        MDE has not written off as uncollectible any indebtedness or accounts receivable, except for write offs that were made in the ordinary course of business consistent with past practice.

(k)       MDE has not leased any assets to any other person except in the ordinary course of business consistent with past practice and at a rental rate equal to the fair rental value of the leased assets.

(l)        MDE has not mortgaged, pledged, hypothecated or otherwise encumbered any assets, except in the ordinary course of business consistent with past practice.

(m)      MDE has not entered into any contract, or incurred any debt, liability or other obligation (whether absolute, accrued, contingent or otherwise), except for (i) contracts that were entered into in the ordinary course of business consistent with past practice and that have terms of less than six months and do not contemplate payments by or  to  MDE  which  will  exceed,  over  the  term  of  the  contract,  ten  thousand  dollars ($10,000) in the aggregate, and (ii) current liabilities incurred in the ordinary course of business consistent with the past practice.

(n)       MDE has not made any loan or advance to any other person, except for advances that have been made to customers in the ordinary course of business consistent with past practice and that have been properly reflected as “accounts receivables.”

(o)       Other than annual raises or bonuses paid or provided consistent with past business practices, MDE has not paid any bonus to, or increased the amount of the salary, fringe benefits or other compensation or remuneration payable to, any of the managers, officers or employees of MDE.

(p)       No contract or other instrument to which MDE is or was a party or by which MDE or any of its assets are or were bound has been amended or terminated, except in the ordinary course of business consistent with past practice.

(q)       MDE has not discharged any lien or discharged or paid any indebtedness, liability or other obligation, except for current liabilities that (i) are reflected in the MDE Financial Statements as of September 30, 2014 or have been incurred since September 30, 2014 in the ordinary course of business consistent with past practice, and (ii) have been discharged or paid in the ordinary course of business consistent with past practice.

(r)        MDE has not forgiven any debt or otherwise released or waived any right or claim, except in the ordinary course of business consistent with past practice.

(s)       MDE has not changed its methods of accounting or its accounting practices in any respect.

(t)        MDE has not entered into any transaction outside the ordinary course of business or inconsistent with past practice.

(u)       MDE has not agreed or committed (orally or in writing) to do any of the things described in clauses (b) through (t) of this Section 5.6.

5.7        Absence  of  Undisclosed  Liabilities.    MDE  has  no  debt,  liability  or  other obligation  of  any  nature  (whether  due  or  to  become  due  and  whether  absolute,  accrued, contingent or otherwise) that is not reflected or reserved against in the MDE Financial Statements as of September 30, 2014, except for obligations incurred since September 30, 2014 in the ordinary and usual course of business consistent with past practice.

5.8        MDE Assets.

(a)       The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in a breach of the terms and conditions of, or result in a loss of rights under, or result in the creation of any lien, charge or encumbrance upon, any of the Assets.

(b)       MDE has good and marketable title to the Assets, free and clear of all mortgages, liens, leases, pledges, charges, encumbrances, equities or claims, except as expressly disclosed in writing by MDE to Buyer prior to the Closing Date.

(c)       Except as reflected in the MDE Financial Statements, the Assets  are  not  subject  to  any  material  liability,  absolute  or contingent, which has not been disclosed by MDE to and acknowledged by Buyer in writing  prior  to  the  Closing  Date.

(d)       MDE has provided to Buyer in writing an accurate description of all of the assets of MDE or used in the business of MDE.

(e)       MDE has provided to Buyer in writing a list of all contracts, agreements, licenses, leases, arrangements, commitments and other undertakings to which MDE is a party or by which it or its property is bound.   Except as specified by MDE to and acknowledged by Buyer in writing prior to the Closing Date, all of such contracts, agreements, leases, licenses and commitments are valid, binding and in full force and effect.  As soon as practicable after the execution of this Agreement by all parties, MDE will provide Buyer with copies of all such documents for Buyer’s review.

5.9        Compliance with Laws; Licenses and Permits.  MDE is not in violation of, nor has it failed to conduct its business in material compliance with, any applicable federal, state, local or foreign laws, regulations, rules, treaties, rulings, orders, directives or decrees.  MDE has delivered to Buyer a complete and accurate list and provided Buyer with the right to inspect true and complete copies of all of the licenses, permits, authorizations and franchises to which MDE is subject and all said licenses, permits, authorizations and franchises are valid and in full force and effect.   Said licenses, permits, authorizations and franchises constitute all of the licenses, permits,  authorizations  and  franchises  reasonably  necessary  to  permit  MDE  to  conduct  its business in the manner in which it is now being conducted, and MDE is not in violation or breach of any of the terms, requirements or conditions of any of said licenses, permits, authorizations or franchises.

5.10      Taxes.  Except as disclosed herein, MDE has accurately and completely filed with the appropriate United States state, local and foreign governmental agencies all tax returns and reports required to be filed (subject to permitted extensions applicable to such filings), and has paid or accrued in full all taxes, duties, charges, withholding obligations and other governmental liabilities as well as any interest, penalties, assessments or deficiencies, if any, due to, or claimed to be due by, any governmental authority (including taxes on properties, income, franchises, licenses, sales and payroll).  (All such items are collectively referred to herein as “Taxes”).  The MDE Financial Statements fully accrue or reserve all current and deferred taxes.  MDE is not a party to any pending action or proceeding, nor is any such action or proceeding threatened by any governmental authority for the assessment or collection of Taxes.  No liability for taxes has been incurred other than in the ordinary course of business.  There are no liens for Taxes except for liens for property taxes not yet delinquent.  MDE is not a party to any Tax sharing, Tax allocation, Tax indemnity or statute of limitations extension or waiver agreement and in the past year has not been included on any consolidated combined or unitary return with any entity other than MDE.  MDE has duly withheld from each payment made to each person from whom such withholding is required by law the amount of all Taxes or other sums (including but not limited to United States federal income taxes, any applicable state or municipal income tax, disability tax, unemployment  insurance  contribution  and  Federal  Insurance  Contribution  Act  taxes) required to be withheld therefore and has paid the same to the proper tax authorities prior to the due date thereof. To the extent any Taxes withheld by MDE have not been paid as of the Closing Date because such Taxes were not yet due, such Taxes will be paid to the proper tax authorities in a timely manner.  All Tax returns filed by the MDE are accurate and comply with and were prepared in accordance with applicable statutes and regulations.  The MDE Members and Seller will cause MDE to prepare and file all Tax returns and pay all Taxes required prior to the Closing.  Such Tax returns will be subject to review and approval by Buyer, which approval will not be unreasonably withheld.

5.11      Environmental Compliance Matters.   MDE has at all relevant times with respect to the Business or otherwise been in material compliance with all environmental laws, and has received no potentially responsible party notices or similar notices from any governmental agencies or private parties concerning releases or threatened releases of any “hazardous substance” as that term is defined under 42 U.S.C. 960(1) (14).

5.12      Compensation. MDE has provided Buyer with a full and complete list of all officers, directors, employees and consultants of MDE as of the date hereof, specifying their names and job designations, their respective current wages, salaries or other forms of direct compensation, and the basis of such compensation, whether fixed or commission or a combination thereof.

5.13      No Default.

(a)       Each of the contracts, agreements or other instruments of MDE and each of the  standard  Customer  Agreements  or  contracts  of  MDE  is  a  legal,  binding  and enforceable obligation by or against MDE, subject to the effect of applicable bankruptcy, insolvency, reorganization, moratorium or other similar federal or state laws affecting the rights of creditors and the effect or availability of rules of law governing specific performance, injunctive relief or other equitable remedies (regardless of whether any such remedy is considered in a proceeding at law or in equity).  To the knowledge of Seller, no party with whom MDE has an agreement or contract is in default there under or has breached any terms or provisions thereof which is material to the conduct of MDE’s business.

(b)       MDE has performed or is now performing the obligations of, and MDE is not in material default (or would by the elapse of time and/or the giving of notice be in material default) in respect of, any contract, agreement or commitment binding upon it or its assets or properties and material to the conduct of its business.   No third party has raised any claim, dispute or controversy with respect to any of the executed contracts of MDE, nor has MDE received notice of warning of alleged nonperformance, delay in delivery or other noncompliance by MDE with respect to its obligations under any of those contracts, nor are there any facts which exist indicating that any of those contracts may be totally or partially terminated or suspended by the other parties thereto.

5.14      Product Warranties.   Except as otherwise disclosed to and acknowledged by Buyer in the form of a written disclosure schedule prior to the Closing and for warranties under applicable law, (a) there are no warranties, express or implied, written or oral, with respect to the products or projects of  MDE, (b)  there are no  pending or  threatened claims with respect to  any such warranty and (c) MDE has no, and after the Closing Date, will have no, liability with respect to any such warranty, whether known or unknown, absolute, accrued, contingent, or otherwise and whether due or to become due, other than customary returns in the ordinary course of business that are fully reserved against in the MDE Financial Statements.   In the event that warranty claims arise after the Closing, the MDE Members shall have the right to settle those claims through MDE, subject only to a cost of labor and materials charge without any mark up.

5.15      Proprietary Rights.

(a)       MDE has provided Buyer in writing a complete and accurate list and provided Buyer with the right to inspect true and complete copies of all software, patents and applications for patents, trademarks, trade names, service marks, and copyrights, and applications therefore, owned or used by MDE or in which it has any rights or licenses, except for software used by MDE and generally available on the commercial market. MDE has provided Buyer with a complete and accurate description of all agreements or provided Buyer with the right to inspect true and complete copies of all agreements of MDE with each officer, employee or consultant of MDE providing MDE with title and ownership to patents, patent applications, trade secrets and inventions developed or used by MDE in its business. All of such agreements are valid, enforceable and legally binding, subject to the effect or availability of rules of law governing specific performance, injunctive relief or other equitable remedies (regardless of whether any such remedy is considered in a proceeding at law or in equity).

(b)       MDE  owns  or  possesses  licenses  or  other  rights  to  use  all  computer software, software programs, patents, patent applications, trademarks, trademark applications, trade secrets, service marks, trade names, copyrights, inventions, drawings, designs, customer lists, propriety know-how or information, or other rights with respect thereto (collectively referred to as “Proprietary Rights”), used in the business of MDE, and the same are sufficient to conduct MDE’s business as it has been and is now being conducted.

(c)       The operations of MDE do not conflict with or infringe, and no one has asserted to MDE that such operations conflict with or infringe on any Proprietary Rights owned, possessed or used by any third party.  There are no claims, disputes, actions, proceedings, suits or appeal pending against MDE with respect to any Proprietary Rights, and none has been threatened against MDE.  There are no facts or alleged fact which would reasonably serve as a basis for any claim that MDE does not have the right to use, free of any rights or claims of others, all Proprietary Rights in the development, manufacture, use, sale or other disposition of any or all products or services presently being used, furnished or sold in the conduct of the business of MDE as it has been and is now being conducted.

(d)      To the knowledge of Seller, no employee of MDE is in violation of any term of any employment contract, proprietary information and inventions agreement, non-competition agreement, or any other contract or agreement relating to the relationship of any such employee with MDE or any previous employer.

5.16      Insurance.  MDE has provided Buyer with complete and accurate copies of all policies of insurance and provided Buyer with the right to inspect true and complete copies of all policies of insurance to which MDE is a party or is a beneficiary or named insured as of the Closing Date.  MDE has in full force and effect, with all premiums due thereon paid the policies of insurance set forth therein.  There were no claims in excess of $10,000 asserted or currently outstanding under any of the insurance policies of MDE in respect of all motor vehicle, general liability, errors and omissions, workers compensation, and medical claims during the calendar year ending on December 31, 2013 or the nine months ending September 30, 2014.

5.17      Labor Relations.  None of the employees of MDE are represented by any union or are parties to any collective bargaining arrangement, and, to the knowledge of Seller, no attempts are being made to organize or unionize any of MDE’s employees.  Except as disclosed in writing to Buyer prior to the Closing, to the knowledge of Seller, there is not presently pending or existing, and there is not presently threatened, any material (a) strike, slowdown, picketing, work stoppage or employee grievance process, or (b) action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) against or affecting MDE relating to the alleged violation of any legal requirement pertaining to labor relations or employment matters.  MDE is in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment, wages and hours, occupational safety and health and is not engaged in any unfair labor practices.  MDE is in compliance with the Immigration Reform and Control Act of 1986.  MDE has no employment agreements except with some of its employees, which shall be disclosed in the form of a written disclosure schedule delivered by the MDE Members and Seller to Buyer and acknowledged by Buyer in writing prior to the Closing.

5.18      Condition of Premises.  All real property leased by MDE is in good condition and repair, ordinary wear and tear excepted.

5.19      No Distributor Agreements. Except as disclosed to and acknowledged by Buyer in writing prior to the Closing, MDE is not a party to, nor is the property of MDE bound by, any distributors’ or manufacturer’s representative or agency agreement.

5.20      Conflict of Interest Transactions.   No past or present shareholder, director, officer or employee of MDE or any of their affiliates (i) is indebted to, or has any financial, business or contractual relationship or arrangement with MDE, or (ii) has any direct or indirect interest in any property, asset or right which is owned or used by MDE or pertains to the business of MDE with the exception of outstanding shareholder loans which will be satisfied and discharged in full prior to the Closing Date.

5.21      Litigation.    There is no action, suit, proceeding, dispute, litigation, claim, complaint or, to the knowledge of Seller, investigation by or before any court, tribunal, governmental body, governmental agency or arbitrator pending or threatened against or with respect to MDE which (i) if adversely determined would have a material adverse effect on the business, condition, assets, operations or prospects of MDE, or (ii) challenges or would challenge any of the actions required to be taken by MDE under this Agreement. There exists no basis for any such action, suit, proceeding, dispute, litigation, claim, complaint or investigation.

5.22     Non-Contravention.  Neither (a) the execution and delivery of this Agreement, nor (b) the performance of this Agreement will: (i) contravene or result in a violation of any of the provisions of the organizational documents of MDE; (ii) contravene or result in a violation of any resolution adopted by the members or directors of MDE; (iii) result in a violation or breach of, or give any person the right to declare (whether with or without notice or lapse of time) a default under or to terminate, any material agreement or other instrument to which  MDE is a party or by which MDE or any of its assets are bound; (iv) give any person the right to accelerate the maturity of any indebtedness or other obligation of MDE; (v) result in the loss of any license or other contractual right of MDE; (vi) result in the loss of, or in a violation of any of the terms, provisions or conditions of, any governmental license, permit, authorization or franchise of MDE; (vii) result in the creation or imposition of any lien, charge, encumbrance or restriction on any of the assets of MDE; (viii) result in the reassessment or revaluation of any property of MDE by any taxing authority or other governmental authority; (ix) result in the imposition of, or subject MDE to any liability for, any conveyance or transfer tax or any similar tax; or (x) result in a violation of any law, rule, regulation, treaty, ruling, directive, order, arbitration award, judgment or decree to which MDE or any of its assets or any limited liability interests are subject.

5.23      Approvals.   MDE has provided Buyer with a complete and accurate list of all jurisdictions  in  which  MDE  is  authorized  to  do  business  along  with  the  documentation evidencing such authorization.  No authorization, consent or approval of, or registration or filing with, any governmental authority is required to be obtained or made by MDE in connection with the execution, delivery or performance of this Agreement, including the conveyance to Buyer of the Business.

5.24      Brokers.  MDE has not agreed to pay any brokerage fees, finder’s fees or other fees or commissions with respect to the Transaction, and no person is entitled, or intends to claim that it is entitled, to receive any such fees or commissions in connection with such transaction.

5.25      Special Government Liabilities.  MDE has no existing or pending liabilities, obligations or deferred payments due to any federal, state or local government agency or entity in connection with its business or with any program sponsored or funded in whole or in part by any federal, state or local government agency or entity, nor are the MDE Members or Seller aware of any threatened action or claim or any condition that could support an action or claim against MDE or the MDE Business for any of said liabilities, obligations or deferred payments.

5.26      Sales and EBIDA.  MDE’s total sales for the year ended December 31, 2013 were in excess of $850,000 and EBITDA (defined below) was in excess of $106,000.  The MDE Members and the Seller have estimated in good faith that MDE’s total sales for the year ending December 31, 2014 will be approximately $7,300,000 and EBITDA will be approximately $1,300,000.  The foregoing estimates shall in no event be construed as a guaranty or warranty of future performance.  For purposes of this Agreement, “EBITDA” means, for the relevant time period, earnings before interest, taxes, depreciation and amortization, determined in accordance with generally accepted accounting principles, as consistently applied by MDE, plus (i) all out of pocket costs and expenses incurred by MDE in connection with the Transaction, (ii) all cash and non-cash compensation expenses and distributions to any of the MDE Members, (iii) any extraordinary, unusual or non-recurring or non-cash amounts paid or payable for capital expenditures, and (iv) any extraordinary, unusual or non-recurring employee bonuses or similar compensation relating to the Transaction.

5.27      Full Disclosure.  Neither this Agreement (including the exhibits hereto) nor any statement, certificate or other document delivered to Buyer by or on behalf of MDE contains any untrue statement of a material fact or omits to state a material fact necessary to make the representations and other statements contained herein and therein not misleading.

5.28      Tax Advice. The MDE Members and Seller hereby represent and warrant that they have sought their own independent tax advice regarding the Transaction and neither the MDE Members nor Seller have relied on any representation or statement made by Buyer, the Company, or their representatives regarding the tax implications of such transactions.

5.29      Acknowledgement of Risks.  The MDE Members hereby represent and warrant that they have conducted a thorough review of Buyer’s public reports and financial statements filed by it with the Securities and Exchange Commission, and have had an opportunity to ask questions of and to receive additional information from representatives of Buyer.   The MDE Members acknowledge that there are substantial risks associated with owning the Note and Buyer’s common stock into which it is convertible, including but not limited to (i) those risk factors specifically disclosed to the MDE Members in writing by Buyer, a copy of which has been delivered to the MDE Members, (ii) Buyer may default on the Note and the price of its common stock may decline, (iii) the transferability of Buyer’s common stock is restricted  by  applicable  federal  and  state  securities  laws  as  well  as  by  the  terms  of  this Agreement and the Note, and may be impaired by a lack of trading volume, and (iv) those additional risks described in public reports filed by Buyer with the Securities and Exchange Commission.  The MDE Members represent and warrant that they are sophisticated, knowledgeable and experienced in making investments of this kind and are capable of evaluating the risks and merits of acquiring the Note.

6.             Representations and Warranties of Buyer.

Buyer represents and warrants to the MDE Members and Seller as follows:

6.1       Power and Authority; Binding Nature of Agreement.  Buyer has full power and authority to enter into this Agreement and to perform its obligations hereunder.   The execution, delivery and performance of this Agreement by Buyer have been duly authorized by all necessary action on its part.  Assuming that this Agreement is a valid and binding obligation of the other party hereto, this Agreement is a valid and binding obligation of Buyer.

6.2        Approvals. No authorization, consent or approval of, or registration or filing with, any governmental authority or any other person is required to be obtained or made by Buyer in connection with the execution, delivery or performance of this Agreement.

6.3        Representations True on Closing Date. The representations and warranties of Buyer set forth in this Agreement are true and correct on the date hereof, and will be true and correct on the Closing Date as though such representations and warranties were made as of the Closing Date

6.4        Non Contravention.  Neither the execution nor delivery of this Agreement, nor the performance of this Agreement will contravene or result in a material violation of any of the provisions of any other agreement or obligation of the Company.

6.5        Full Disclosure.  Neither this Agreement (including the exhibits hereto) nor any statement, certificate or other document delivered to Seller by or on behalf of Buyer contains any untrue statement of a material fact or omits to state a material fact necessary to make the representations and other statements contained herein and therein not misleading.

7.             Conditions to Closing.

7.1        Conditions Precedent to Buyer’s Obligation to Close.   Buyer’s obligation to close the transaction as contemplated in this Agreement is conditioned upon the occurrence or waiver by Buyer of the following:

(a)        The MDE Members have delivered an updated list of Assets that is accurate and complete as of not more than five (5) business days prior to the Closing.

(b)        All representations and warranties of the MDE Members and Seller made in this Agreement or in any exhibit or schedule hereto delivered by the MDE Members and Seller shall be true and correct as of the Closing Date with the same force and effect as if made on and as of that date.

(c)        The MDE Members and Seller shall have performed and complied with all agreements, covenants and conditions required by this Agreement to be performed or complied with by them prior to or at the Closing Date.

(d)        Buyer must be satisfied in its sole and absolute discretion with its due diligence of the MDE Members and Seller.

(e)        Buyer shall have received a report from each of the Secretaries of State for Nevada and California showing the existence or absence of liens, financing statements and other encumbrances recorded against any of the Assets, dated not more than five (5) days prior to the Closing, and such report shall be satisfactory to Buyer in its sole and absolute discretion.

7.2        Conditions Precedent to the MDE Members’ and Seller’s Obligation to Close.   The MDE Members’ and Sellers’ obligation to close the transaction as contemplated in this Agreement is conditioned upon the occurrence or waiver by the MDE Members of the following:

(a)        All representations and warranties of Buyer made in this Agreement or in any exhibit hereto delivered by Buyer shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of that date.

(b)        Buyer  shall  have  performed  and  complied  with  all  agreements  and conditions required by this Agreement to be performed or complied with by Buyer prior to or at the Closing Date.

(c)        Buyer shall have executed and delivered an Employment Agreement to each of the MDE Members.

8.             Survival of Representations and Warranties.

All representations and warranties made by each of the parties hereto will survive the Closing for eighteen (18) months after the Closing Date, or longer if expressly and specifically provided in the Agreement.  MDE and the MDE Members will have joint and several liability under this Agreement, except for the covenant not to compete in Section 3.1 of this Agreement or where otherwise expressly and specifically provided in this Agreement.

9.             Indemnification.

9.1        Indemnification by the MDE Members.  The MDE Members agree jointly and severally, to indemnify, defend and hold harmless Buyer and its affiliates against any and all claims, demands, losses, costs, expenses, obligations, liabilities and damages, including interest, penalties and reasonable attorney’s fees and costs (“Losses”), incurred by Buyer or any of its affiliates arising, resulting from, or relating to any and all liabilities of MDE incurred prior to the Closing Date or relating to the Assets prior the Closing Date, any misrepresentation of a material fact or omission to disclose a material fact made by the MDE Members or Seller in this Agreement, in any exhibits to this Agreement or in any other document furnished or to be furnished by MDE or Sellers under this Agreement, or any breach of, or failure by the MDE Members or Seller to perform, any of their representations, warranties, covenants or agreements in this Agreement or in any exhibit or other document furnished or to be furnished by the MDE Members or Seller under this Agreement.

9.2        Indemnification by Buyer.    Buyer  agrees  to  indemnify,  defend  and  hold harmless the MDE Members and Seller against any and all Losses incurred by the MDE Members or Seller arising after the Closing Date, resulting from or relating to any breach of, or failure by Buyer to perform, any of its representations, warranties, covenants or agreements in this Agreement or in any exhibit or other document furnished or to be furnished by Buyer under this Agreement.

9.3        Procedure for Indemnification Claims.

(a)       Whenever any parties become aware that a claim (an “Underlying Claim”) has arisen entitling them to seek indemnification under Section 9 of this Agreement,  such  parties  (the  “Indemnified  Parties”)  shall  promptly  send  a  notice  (“Notice”) to the parties liable for such indemnification (the “Indemnifying Parties”) of the right to indemnification (the “Indemnity Claim”); provided, however, that the failure to so notify the Indemnifying Parties will relieve the Indemnifying Parties from liability under this Agreement with respect to such Indemnity Claim only if, and only to the extent that, such failure to notify the Indemnifying Parties results in the forfeiture by the Indemnifying Parties of rights and defenses otherwise available to the Indemnifying Parties with respect to the Underlying Claim.  Any Notice pursuant to this Section 9.3(a) shall set forth in reasonable detail, to the extent then available, the basis for such Indemnity Claim and an estimate of the amount of damages arising therefore.

(b)       If an Indemnity Claim does not result from or arise in connection with any Underlying Claim or legal proceedings by a third party, the Indemnifying Parties will have thirty (30) calendar days following receipt of the Notice to issue a written response to the Indemnified Parties, indicating the Indemnifying Parties’ intention to either (i) contest the Indemnity Claim or (ii) accept the Indemnity Claim as valid.   The Indemnifying Parties’ failure to provide such a written response within such thirty (30) day period shall be deemed to be an acceptance of the Indemnity Claim as valid.  In the event that an Indemnity Claim is accepted as valid, the Indemnifying Parties shall, within fifteen (15) Business Days thereafter, pay Losses incurred by the Indemnified Parties in respect of the Underlying Claim in cash by wire transfer of immediately available funds to the account or accounts specified by the Indemnified Parties.  To the extent appropriate, payments for indemnifiable Losses made pursuant to this Agreement will be treated as adjustments to the Purchase Price.

(c)       In the event an Indemnity Claim results from or arises in connection with any Underlying Claim or legal proceedings by a third party, the Indemnifying Parties shall have fifteen (15) calendar days following receipt of the Notice to send a Notice to the Indemnified Parties of their election to, at their sole cost and expense, assume the defense of any such Underlying Claim or legal proceeding; provided that such Notice of election shall contain a confirmation by the Indemnifying Parties of their obligation to hold harmless the Indemnified Parties with respect to Losses arising from such Underlying Claim. The failure by the Indemnifying Parties to elect to assume the defense of any such Underlying Claim within such fifteen (15) day period shall entitle the Indemnified Parties to undertake control of the defense of the Underlying Claim on behalf of and for the account and risk of the Indemnifying Parties in such manner as the Indemnified Parties may deem appropriate, including, but not limited to, settling the Underlying Claim. The parties controlling the defense of the Underlying Claim shall not, however, settle or compromise such Underlying Claim without the prior written consent of the other parties, which consent shall not be unreasonably withheld or delayed.  The non-controlling parties shall be entitled to participate in (but not control) the defense of any such action, with their own counsel and at their own expense.

(d)      The Indemnifying Parties and the Indemnified Parties will cooperate reasonably, fully and in good faith with each other, at the sole expense of the Indemnifying Parties subject to the last sentence of Section 9.3(c) of this Agreement, in connection with the defense, compromise or settlement of any Underlying Claim including, without limitation, by making available to the other parties all pertinent information and witnesses within their reasonable control.

(e)          Basket; Limitations on Indemnification; Calculation of Losses.

(i)        Basket.  A Buyer Indemnified Party shall not be entitled to make a claim for indemnification for any Losses arising out of Section 9.1 until the aggregate amount of all claims for Losses which arise out of Section 9.1 exceeds Ten Thousand Dollars ($10,000) (the “Basket”).  In the event the aggregate amount of such Losses exceeds the Basket, then the Seller shall indemnify such Buyer Indemnified Party with respect to the amount of all Losses exceeding the amount of the Basket.

(ii)      Seller’s and MDE Member Cap.  The maximum aggregate liability of the Seller and MDE Members, collectively, under Section 8.2(a) for all Losses shall be an amount equal to the Purchase Price actually received by such Seller or MDE Member (the “Seller’s Cap”).

              (iii)      Exclusions from the Basket and Seller’s Cap.  Notwithstanding the foregoing, the following Losses shall not be subject to the provisions of the Basket and the Seller’s Cap and a Buyer Indemnified Party shall be entitled to indemnification with respect to such Losses in accordance with this Article 9 as though the Basket and the Seller’s Cap were not a part of this Agreement:

(1) Losses relating to, caused by or resulting from the breach of any of the Seller’s and/or MDE Members representations and warranties as a result of fraud or intentional misrepresentation; and

(2) Losses relating to, caused by or resulting from the breach of any ongoing covenant of the Seller or MDE Member.

9.4        Recovery.  Losses for which a Buyer Indemnified Party may be entitled to recover pursuant to this Article 9 shall first be offset against the outstanding principal amount of the Note, if any, and second, after any available principal amount of the Note has been exhausted, against any Seller or MDE Member in accordance with this Article 9.  Except for specific performance and injunctive relief, the indemnification obligations and procedures set forth in this Article 9 shall be the sole and exclusive remedy for liabilities arising out of this Agreement and the transactions contemplated hereby.

10.           Injunctive Relief.

10.1     Damages Inadequate.  Each party acknowledges that it would be impossible to measure in money the damages to the other party if there is a failure to comply with any covenants and provisions of this Agreement, and agrees that in the event of any breach of any covenant or provision, the other party to this Agreement will not have an adequate remedy at law.

10.2     Injunctive Relief.  It is therefore agreed that the other party to this Agreement who is entitled to the benefit of the covenants and provisions of this Agreement which have been breached, in addition to any other rights or remedies which they may have, will be entitled to immediate injunctive relief to enforce such covenants and provisions, and that in the event that any such action or proceeding is brought in equity to enforce them, the defaulting or breaching party will not urge a defense that there is an adequate remedy at law.

11.           Further Assurances.

Following the Closing, the MDE Members and Seller shall furnish to Buyer such instruments and other documents as Buyer may reasonably request for the purpose of carrying out or evidencing the transactions contemplated hereby.

12.           Fees and Expenses.

Each party hereto shall pay all fees, costs and expenses that it incurs in connection with the negotiation and preparation of this Agreement and in carrying out the transactions contemplated hereby (including, without limitation, all fees and expenses of its counsel and accountant).

13.           Waivers.

If any party at any time waives any rights hereunder resulting from any breach by the other party of any of the provisions of this Agreement, such waiver is not to be construed as a continuing waiver of other breaches of the same or other provisions of this Agreement. Resort to any remedies referred to herein will not be construed as a waiver of any other rights and remedies to which such party is entitled under this Agreement or otherwise.

14.           Successors and Assigns.

Each covenant and representation of this Agreement will inure to the benefit of and be binding upon each of the parties, their personal representatives, assigns and other successors in interest.

15.           Entire and Sole Agreement.

This Agreement constitutes the entire agreement between the parties and supersedes all other agreements, representations, warranties, statements, promises and undertakings, whether oral     or written, with respect to the subject matter of this Agreement.  This Agreement may be modified or amended only by a written agreement signed by the parties against whom the amendment is sought to be enforced.   The parties acknowledge that as of the date of the execution of this Agreement, any and all other agreements, other than the Note attached as an exhibit to this Agreement, either written or verbal, regarding the substance of this Agreement will be terminated and be of no further force or effect.

16.           Governing Law.

This Agreement will be governed by the laws of California without giving effect to applicable conflict of law provisions.  With respect to any litigation arising out of or relating to this Agreement, each party agrees that it will be filed in and heard by the state or federal courts with jurisdiction to hear such suits located in Santa Barbara County, California.

17.           Counterparts.

This Agreement may be executed simultaneously in any number of counterparts, each of which counterparts will be deemed to be an original, and such counterparts will constitute but one and the same instrument.

18.           Assignment.

Except in the case of an affiliate of Buyer, this Agreement may not be assignable by any party without prior written consent of the other parties.

19.           Remedies.

Except as otherwise expressly provided herein, none of the remedies set forth in this Agreement are intended to be exclusive, and each party will have all other remedies now or hereafter existing at law, in equity, by statute or otherwise.  The election of any one or more remedies will not constitute a waiver of the right to pursue other available remedies.

20.           Section Headings.

The section headings in this Agreement are included for convenience only, are not a part of this Agreement and will not be used in construing it.

21.           Severability.

In the event that any provision or any part of this Agreement is held to be illegal, invalid or unenforceable, such illegality, invalidity or unenforceability will not affect the validity or enforceability of any other provision or part of this Agreement.

22.           Notices.

Each notice or other communication hereunder must be in writing and will be deemed to have been duly given on the earlier of (i) the date on which such notice or other communication is actually received by the intended recipient thereof, or (ii) the date five (5) days after the date such notice or other communication is mailed by registered or certified mail (postage prepaid) to the intended recipient at the following address (or at such other address as the intended recipient will have specified in a written notice given to the other parties hereto):

If to the MDE Members and Seller:

MD Energy, LLC
9291 9th Street
Rancho Cucamonga, California  91730
Attn: Danny Mitchell, Managing Member

Telephone: (909) 721-7091
Facsimile:

If to Buyer:

Solar3D, Inc.
26 West Mission Street, #8
Santa Barbara, California 93101
Attention: James Nelson, Chief Executive Officer

Telephone: (805) 690-9000
Facsimile: (805) 456-0600

23.           Publicity.

Except as may be required in order for a party to comply with applicable laws, rules, or regulations or to enable a party to comply with this Agreement, or necessary for Buyer to prepare and disseminate any private or public placements of its securities or to communicate with its stakeholders, no press release, notice to any third party or other publicity concerning the Transaction will be issued, given or otherwise disseminated without the prior approval of each of the parties hereto.

[Signatures on following page.]

IN WITNESS WHEREOF, this Agreement has been entered into as of the date first above written.

MDE:                                                      MD Energy, LLC

By:
Danny Mitchell, Mananging Member

THE MDE Members:

Danny Mitchell, Individually

Andrea Mitchell, Individually

Company/Buyer:                                 SOLAR3D, INC., a Delaware corporation

By:
James B. Nelson, Chief Executive Officer

EXHIBIT A

Assets

EXHIBIT B

Allocation of Purchase Price

EXHIBIT C

Promissory Note

CONVERTIBLE PROMISSORY NOTE

$2,800,000                                                 February   , 2015
Santa Barbara, California

FOR VALUE RECEIVED, Solar3D, Inc., a Delaware corporation (the “Borrower”) hereby promises to pay to the order of MD Energy, LLC, a Nevada limited liability company ( the “Lender”), at 9291 9th Street, Rancho Cucamonga, California, the principal sum of Two Million Eight Hundred Thousand Dollars U.S. ($2,800,000) plus simple interest at the rate of 4% per annum commencing to accrue on the date first above written, payable principal and all accrued interest in accordance with the terms and conditions of this Note.  This Note represents a portion of the Purchase Price paid by Borrower to Lender pursuant to that certain Asset Purchase Agreement by and between Lender, as Seller, and Borrower, as Buyer, of even date herewith (the “Asset Purchase Agreement”), as such capitalized terms are defined in such Agreement.

1.         Payment on Note.   Commencing on March 31, 2015, and on the last day of each quarter thereafter during the first two years of this Note, Borrower will make quarterly interest only payments to Lender for interest accrued on the Note during the prior quarter, after which, commencing on March 31, 2017 and on the last day of each quarter thereafter until the quarter ending on December 31, 2018, Borrower will make quarterly payments of interest accrued on the Note during the prior quarter plus $232,500 of principal to Lender, after which, commencing on March 31, 2019 and on the last day of each quarter thereafter, Borrower will make quarterly payments of interest accrued on the Note during the prior quarter plus $235,000 of principal to Lender, with the final payment of all outstanding principal and accrued but unpaid interest on this Note due and payable on December 31, 2019 (the “Maturity Date”).  No later than fifteen (15) days after each payment due date, Borrower will pay each payment to the Lender by depositing the appropriate payment amount into an account designated by the Lender in writing delivered to the Borrower prior to the execution of this Note.

2.         Right of Prepayment.  Borrower has the right to prepay all or any portion of this Note at any time without penalty upon at least ten days prior written notice to Lender. Such prepayments shall be applied first to interest and then to principal.

3.         Conversion.  Lender has the right, at any time after the Effective Date, to convert up to one-third of the outstanding balance of the Note into shares of fully paid and non-assessable common stock of the Borrower (the “Common Stock”) on or after each of the following dates:  September 30, 2015, September 30, 2016 and September 30, 2017.   The conversion price shall be $0.10 per share (the “Initial Conversion Price”).  The Initial Conversion Price shall be subject to equitable adjustments for stock splits, combinations, recapitalizations, reclassifications, and similar events of the Borrower.   With respect to the public resale of the Common Stock, the Lender shall at all times be subject to the restrictions, conditions and requirements applicable to an affiliate of the Borrower, as described in Rule 144 of the Securities Act of 1933, as amended, even if the Lender is no longer a technical affiliate of the Borrower.

4.         Borrower Right to Force Conversion and Right of Offset.  In the event of any material breach by the Lender of the Asset Purchase Agreement, Borrower will have the right to offset the amount of damages incurred by the Borrower as a result of such breach against the amounts owed by it on this Note, subject to customary dispute resolution available at law or in equity.   In the event that the Lender (a) voluntarily resigns as an employee of the Borrower, unless the Lender’s employment with MDE is terminated by Lender due to death, disability rendering the Lender unable to work, or a constructive termination of the Lender’s employment by the Borrower, or (b) is involuntarily terminated as an employee of the Borrower for “cause” (“Terminating Lender”), in either case prior to the “End of Term” as defined in Section 2 of the Asset Purchase Agreement, then the Borrower will have the right, exercisable at any time for a period of one year after such termination, to either (i) cause an immediate conversion of all or any portion of the entire outstanding balance of the Terminating Lender’s Note into shares of the Borrower’s common stock in accordance with the terms and conditions of this Note, or (ii) prepay all or any portion of the outstanding balance of the Note in cash; provided, that all common stock issued to the Terminating Lender pursuant to such a conversion will be subject to a two year lock-up whereby the Terminating Lender will not be able to transfer, hypothecate, assign or sell any of those shares for two years after receipt of them.  For the purpose of this Note, “cause” has the meaning ascribed to it in Section 3.1 of the Asset Purchase Agreement.  This Note is not secured.

5.         Default.  Any of the following shall constitute a default (“Event of Default”) by Borrower hereunder:

(a)       The failure of Borrower to make any payment of principal or interest required hereunder within fifteen (15) days of the due date for such payment; or

(b)       The failure of Borrower to fully perform any other material covenants and agreements under this Note and continuance of such failure for a period of forty- five (45) days after written notice of the default by Lender to the Borrower.

Upon the occurrence of (a) an Event of Default under Section 5(a) of this Note that is not cured within forty five (45) days of the due date for the defaulted payment, (b) an Event of Default under Section 5(b) of this Note, (c) a sale for cash or notes and no other securities of all or substantially all of the assets of the Borrower, or (d) a sale for cash or notes and no other securities of all or substantially all of the issued and outstanding voting capital stock of the Borrower resulting in a change of control of the Borrower, or (e) the filing of bankruptcy proceedings for the Borrower that is not dismissed within sixty (60) days of the filing,  Lender  may,  at  his  option,  declare  immediately due  and  payable  the  entire  unpaid principal sum of this Note together with all accrued and unpaid interest owing at the time of such declaration pursuant to this Note.  Furthermore, in the Event of Default under Section 5(a) of this Note, Lender will have the right at any time to convert the entire amount of the defaulted payment into Borrower’s Common Stock at the Initial Conversion Price, if the conversion is voluntary but not if it is forced under Section 4 of this Note.

6.         Costs of Collections.   Lender shall be entitled to collect reasonable attorney’s fees and costs from Borrower, as well as other costs and expenses reasonably incurred, in curing any default or attempting collection of any payment due on this Note.

7.         Payment and Place of Payment.  This Note shall be payable in lawful money of the United States.  All payments on this Note are to be made or given to Lender at the address provided to Borrower or to such other place as Lender may from time to time direct by written notice to Borrower.

8.         Waiver.  Borrower, for itself and its successors, transferors and assigns, waives presentment, dishonor, protest, notice of protest, demand for payment and dishonor in nonpayment of this Note, bringing of suit or diligence of taking any action to collect any sums owing hereunder or in proceeding against any of the rights and properties securing payment hereunder.

9.        Severability.   If any provision of this Note or the application thereof to any persons or entities or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Note shall not be deemed affected thereby and every provision of this Note shall be valid and enforceable to the fullest extent permitted by law.

10.       No Partner.   Lender shall not become or be deemed to be a partner or joint venturer with Borrower by reason of any provision of this Note.  Nothing herein shall constitute Borrower and Lender as partners or joint venturers or require Lender to participate in or be responsible or liable for any costs, liabilities, expenses or losses of Borrower.

11.       No Waiver.  The failure to exercise any rights herein shall not constitute a waiver of the right to exercise the same or any other right at any subsequent time in respect of the same event or any other event.

12.       Nonrecourse.  In the event that the Borrower defaults on this Note, Lender shall look solely to the Borrower for repayment and none of the shareholders, officers, directors or affiliates of the Borrower shall have any personal liability for payment hereunder.

13.       Assignability. The Lender may not assign this Note without the express prior written approval of the Borrower, which it may grant or withhold in its sole and absolute discretion. This Note shall be binding upon the Borrower and its successors and shall inure to the benefit of the Lender and his successors and assigns, if any.

14.       Governing Law and Venue.   This Note shall be governed by and construed solely in accordance with the laws of the State of California without giving effect to applicable conflict of laws provisions. Borrower and Lender agree that the sole jurisdiction and venue for any litigation arising out of the Note involving Borrower or Lender shall be in the appropriate federal or state court located in Santa Barbara County, California.

15.       Entire Agreement.   This Note and the Asset Purchase Agreement contain the entire understanding and agreement between the parties with respect to the subject matter herein and may not be altered or amended except by the written agreement of the parties.

16.       Counterparts.  This Note may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile executions of this Note shall be deemed original.

[Signatures on following page.]

IN WITNESS WHEREOF, Borrower and Lender have executed this Note on February xx, 2015, to be effective as of the date first hereinabove written.

BORROWER:                                     SOLAR3D, INC., a Delaware corporation

By:
James B. Nelson, Chief Executive Officer

LENDER:

Daniel Mitchell

Andrea Mitchell

EXHIBIT D

Bill of Sale

EXHIBIT E

Employment Agreement

EXHIBIT F

Disclosure Schedules